Exhibit 99.1

April 30, 2015	For More Information Contact:
For Immediate Release	Mark D. Curtis, EVP, CFO and Treasurer
(516) 671-4900, Ext. 585

THE FIRST OF LONG ISLAND CORPORATION
ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2015

Glen Head, New York, April 30, 2015 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the three months ended March 31, 2015.  In the highlights that follow, all comparisons are of the current three-month period to the same period last year.

FIRST QUARTER 2015 HIGHLIGHTS

•	Net Income increased 8.9% to $6.5 million

•	Earnings Per Share increased 7.0% to $.46

•	Cash Dividends Per Share increased to $.19

•	8.7% increase in Book Value Per Share to $17.19 at 3/31/15

•	24.6% growth in the average balance of Loans

•	11.3% growth in the average balance of Total Deposits

•	6.8% growth in the average balance of Noninterest-Bearing Checking Deposits

•	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

Analysis of First Quarter Earnings

Net income for the first quarter of 2015 was $6.5 million, an increase of $528,000, or 8.9%, over the same quarter last year.  The increase is primarily attributable to increases in net interest income of $1.7 million, or 10.6%, and noninterest income before securities gains of $178,000, or 10.0%, and a decrease in income tax expense of $135,000.  The positive impact of these items on earnings was partially offset by increases in noninterest expense of $957,000, or 9.4%, and in the provision for loan losses of $470,000.

The increase in net interest income was driven by growth in average interest-earning assets of $347.5 million, or 14.9%.  The growth in average interest-earning assets is primarily comprised of growth in the average balances of loans of $364.7 million, or 24.6%, and nontaxable securities of $43.9 million, or 11.2%, partially offset by a decrease in the average balance of taxable securities of $61.4 million, or 14.0%.  The shift from taxable securities to better yielding loans and nontaxable securities partially mitigated the negative impact on net interest income of a low interest rate environment.  Growth in loans and nontaxable securities, to the extent not funded by the decline in taxable securities, was funded by growth in the average balances of noninterest-bearing checking deposits of $41.6 million, or 6.8%, interest-bearing deposits of $165.2 million, or 13.6%, long-term debt of $85.4 million, or 29.2%, and short-term borrowings of $41.6 million, or 71.6%.  The increase in long-term debt together with an increase in the average balance of time deposits of $44.3 million, or 15.7%, resulted from management’s desire to reduce the impact that an eventual increase in interest rates could have on the Bank’s earnings.

Intermediate and long-term interest rates remain low and volatile.  Continuing to lend and invest in a low interest rate environment has caused yields on the Bank’s loan and securities portfolios to trend down.  Portfolio yields have also come down because some loans have prepaid in full resulting in the immediate writeoff of deferred costs, the rates on other loans have been modified downward and prepayment speeds on mortgage securities have been elevated resulting in the faster amortization of purchase premiums.  In the low interest rate environment, the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is less and there is little room left for the Bank to further reduce its deposit rates.  These factors are primarily responsible for a 14 basis point decline in net interest margin and an 11 basis point decline in net interest spread when comparing the current quarter to the same quarter last year. These factors also explain why strong growth in the average balance of loans of 24.6% was accompanied by lesser growth of 10.6% in net interest income.

The Bank’s continued ability to grow loans is attributable to a variety of factors including, among others, competitive pricing, targeted solicitation efforts, advertising campaigns, broker and correspondent relationships for residential and commercial mortgages and new credit scored loan products for small business.  The Bank’s ongoing ability to grow deposits is attributable to, among other things, continued expansion of the Bank’s branch distribution system, targeted solicitation of local commercial businesses and municipalities, new and expanded lending relationships, new small business checking and loan products and the expansion of merchant sales relationships.  In addition, management believes that the Bank’s positive reputation and growing recognition in its marketplace has contributed to both loan and deposit growth.

The $178,000 increase in noninterest income before securities gains is primarily attributable to real estate and sales tax refunds in the first quarter of 2015 of $116,000 and $91,000, respectively, and a $100,000 increase in cash value accretion on bank-owned life insurance.  The positive impact of these items was partially offset by a decrease in service charges on deposit accounts of $147,000.  Cash value accretion increased due to a fourth quarter 2014 purchase of bank owned life insurance with an initial cash value of $16.9 million.  Also contributing to the increase in noninterest income was the successful deployment by management in recent years of a variety of noninterest income initiatives which resulted in growth in charge card fees, income from the sale of mutual funds and annuities, wire transfer service charges and debit card interchange fees.

The $957,000 increase in noninterest expense is comprised of increases in salaries of $622,000, or 14.0%, occupancy and equipment expense of $221,000, or 9.9%, and employee benefits expense of $150,000, or 12.4%.  The impact of these items was partially offset by a $100,000 expense credit from reducing an accrual for litigation.  The increase in salaries is primarily due to branch openings, additions to staff in the back office, normal annual salary adjustments and higher stock-based compensation expense.  The increase in occupancy and equipment expense is largely due to branch openings, increases in general maintenance and repairs expense and the cost of servicing equipment.  The increase in employee benefits expense is largely due to additions to staff and resulting increases in payroll tax expense and the cost of group health insurance coverage.

Income tax expense decreased by $135,000 despite an increase in income before income taxes of $393,000 primarily because of changes in New York State tax law that became effective January 1, 2015.

Analysis of Earnings – First Quarter 2015 Versus Fourth Quarter 2014

Net income for the first quarter of 2015 increased $1.0 million, or 18.8%, over the $5.5 million earned in the fourth quarter of 2014.  The increase is primarily attributable to increases in net interest income and noninterest income of $563,000 and $227,000, respectively, and decreases in the provision for loan losses and noninterest expense of $634,000 and $452,000.  The positive impact of these items on earnings was partially offset by an increase in income tax expense of $850,000.

The increase in net interest income occurred for substantially the same reasons discussed above with respect to the first quarter periods.  The increase in noninterest income was primarily attributable to the aforementioned tax refunds and increase in cash value accretion.  The most significant reason for the decrease in the provision for loan losses was lower loan growth in the current quarter than the fourth quarter of last year.  The decrease in noninterest expense was primarily attributable to a decrease in salaries of $351,000 and a decrease in other noninterest expense of $210,000.  Salaries decreased despite normal annual salary increases because of decreases in stock-based compensation and commission expense of $178,000 and $91,000, respectively, and inclusion in the fourth quarter of discretionary bonuses and retroactive salary increases of $88,000 and $61,000, respectively.  Stock-based compensation expense decreased despite the fact that the value of annual equity grants has trended up in recent years because the fourth quarter included a special grant with immediate vesting valued at $358,000.  The most significant reason for the reduction in other noninterest expense is the aforementioned reduction in an accrual for litigation.  In the first quarter of this year the Corporation benefited from changes in New York State tax law that became effective January 1, 2015.  Nonetheless, income tax expense was higher in the current quarter than the fourth quarter of last year because income before income taxes was higher and, more importantly, the fourth quarter included a reduction in deferred income taxes payable resulting from the aforementioned changes in New York State tax law.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) decreased by 4 basis points from 1.29% at year-end 2014 to 1.25% at March 31, 2015.  The decrease in the reserve coverage ratio is primarily due to a continued improvement in economic conditions.

The $411,000 provision for loan losses in the first quarter of 2015 is primarily attributable to loan growth as partially offset by a continued improvement in economic conditions.  The $59,000 credit provision for loan losses in the first quarter of 2014 was primarily attributable to an improvement in economic conditions and a decrease in specific reserves on loans individually deemed to be impaired.  The impact of these items in reducing the provision was partially offset by net chargeoffs and growth in the loan portfolio.

The credit quality of the Bank’s loan portfolio remains excellent.  Nonaccrual loans amounted to $1.6 million, or .08% of total loans outstanding, at March 31, 2015, compared to $1.7 million, or .09%, at December 31, 2014.  Troubled debt restructurings remained relatively unchanged from year-end 2014 totaling $2.0 million as of March 31, 2015.  Of this amount, $694,000 are performing in accordance with their modified terms and $1.3 million are nonaccrual and included in the aforementioned amount of nonaccrual loans.  Loans past due 30 through 89 days amounted to $3.5 million, or .18% of total loans outstanding, at March 31, 2015, compared to $2.2 million, or .12%, at December 31, 2014.  Management does not believe that the increase in these past due loans is indicative of a deterioration in the overall credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 82% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities.  The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.  On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 8.3%, 13.9%, 13.9% and 15.1%, respectively, at March 31, 2015.  Implementation of the Basel III regulatory capital standards on January 1, 2015 did not have a material impact on the Corporation’s regulatory capital position, lines of business or profitability.  The strength of the Corporation’s balance sheet from both a capital and asset quality perspective positions the Corporation for continued growth in a measured and disciplined fashion.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system. Additionally, with respect to loan growth, the Bank will continue to develop and diversify its existing broker and correspondent relationships.  All loans originated through such relationships are underwritten by Bank personnel.  The Bank recently opened a new branch in Patchogue, Long Island bringing the Bank’s total branch count to 41 and relocated an existing branch to Melville, Long Island.  Management anticipates opening up to four new branches over the next twelve to fifteen months and is continuing to evaluate sites for further branch expansion.

Challenges We Face

Intermediate and long-term interest rates are low and volatile and impacted by both national and global forces.  Such rates could remain low for the foreseeable future and thereby cause both investing and lending rates to be suboptimal.  There is significant price competition for loans in the Bank’s marketplace and little room for the Bank to further reduce its deposit rates. Higher yielding loans continue to prepay and be replaced with lower yielding loans and there is an ongoing need, from an interest rate risk perspective, to term-fund a portion of the Bank’s loan growth with time deposits and wholesale borrowings.  In the current interest rate environment, the spread between lending rates and term-funding rates is relatively small.  These factors could result in a decline in net interest margin from its current level and will continue to inhibit earnings growth for the foreseeable future.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight.  These factors are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	3/31/15	12/31/14
	(in thousands)

Assets:
Cash and due from banks	$40,307	$32,209
Temporary investments	765	735
Cash and cash equivalents	41,072	32,944

Investment securities:
Held-to-maturity, at amortized cost (fair value of $21,894 and $22,870)	20,863	21,833
Available-for-sale, at fair value	760,244	774,145
	781,107	795,978

Loans:
Commercial and industrial	83,819	77,140
Secured by real estate:
Commercial mortgages	879,966	858,975
Residential mortgages	830,447	779,994
Home equity lines	83,461	83,109
Consumer and other	5,680	5,601
	1,883,373	1,804,819
Allowance for loan losses	(23,607)	(23,221)
	1,859,766	1,781,598

Restricted stock, at cost	19,579	23,304
Bank premises and equipment, net	28,337	27,854
Bank-owned life insurance	31,798	31,568
Pension plan assets, net	16,543	16,421
Other assets	11,914	11,827
	$2,790,116	$2,721,494

Liabilities:
Deposits:
Checking	$729,574	$655,753
Savings, NOW and money market	1,076,704	1,000,325
Time, $100,000 and over	203,197	208,745
Time, other	122,247	120,202
	2,131,722	1,985,025

Short-term borrowings	9,178	136,486
Long-term debt	387,225	345,000
Accrued expenses and other liabilities	12,399	13,247
Deferred income taxes payable	9,658	8,433
	2,550,182	2,488,191
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares
Issued and outstanding, 13,958,914 and 13,887,134 shares	1,396	1,389
Surplus	52,191	51,009
Retained earnings	173,955	170,120
	227,542	222,518
Accumulated other comprehensive income, net of tax	12,392	10,785
	239,934	233,303
	$2,790,116	$2,721,494

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	3/31/15	3/31/14
	(dollars in thousands)

Interest and dividend income:
Loans	$16,551	$14,059
Investment securities:
Taxable	2,118	2,372
Nontaxable	3,389	3,261
	22,058	19,692
Interest expense:
Savings, NOW and money market deposits	545	493
Time deposits	1,581	1,417
Short-term borrowings	81	50
Long-term debt	2,045	1,637
	4,252	3,597
Net interest income	17,806	16,095
Provision for loan losses (credit)	411	(59)
Net interest income after provision for loan losses (credit)	17,395	16,154

Noninterest income:
Investment Management Division income	507	500
Service charges on deposit accounts	656	803
Net gains on sales of securities	-	69
Other	793	475
	1,956	1,847
Noninterest expense:
Salaries	5,052	4,430
Employee benefits	1,363	1,213
Occupancy and equipment	2,458	2,237
Other	2,274	2,310
	11,147	10,190

Income before income taxes	8,204	7,811
Income tax expense	1,719	1,854
Net Income	$6,485	$5,957

Share and Per Share Data:
Weighted Average Common &
Common Equivalent Shares	14,074,981	13,895,259
Basic EPS	$.47	$.43
Diluted EPS	$.46	$.43
Cash Dividends Declared	$.19	$.17

FINANCIAL RATIOS
(Unaudited)

ROA	.95%	1.01%
ROE	11.15%	11.36%
Net Interest Margin	2.91%	3.05%
Dividend Payout Ratio	41.30%	39.53%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS
(Unaudited)

	3/31/15		12/31/14
	(in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$3,467		$2,186
Past due 90 days or more and still accruing	-		-
Nonaccrual	328		424
	3,795		2,610
Troubled debt restructurings:
Performing according to their modified terms	694		704
Past due 30 through 89 days	-		-
Past due 90 days or more and still accruing	-		-
Nonaccrual	1,260		1,280
	1,954		1,984
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	694		704
Past due 30 through 89 days	3,467		2,186
Past due 90 days or more and still accruing	-		-
Nonaccrual	1,588		1,704
	5,749		4,594
Other real estate owned	-		-
	$5,749		$4,594

Allowance for loan losses	$23,607		$23,221
Allowance for loan losses as a percentage of total loans	1.25%		1.29%
Allowance for loan losses as a multiple of nonaccrual loans	14.9	x	13.6	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Three Months Ended March 31,
	2015			2014
	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:	(in thousands)
Interest-bearing bank balances	$16,610	$8	.20%	$16,338	$8	.20%
Investment Securities:
Taxable	378,773	2,110	2.23	440,186	2,364	2.15
Nontaxable (1)	434,846	5,135	4.72	390,913	4,941	5.06
Loans (1)	1,845,809	16,555	3.59	1,481,098	14,063	3.80
Total interest-earning assets	2,676,038	23,808	3.56	2,328,535	21,376	3.67
Allowance for loan losses	(23,518)			(21,197)
Net interest-earning assets	2,652,520			2,307,338
Cash and due from banks	26,946			26,885
Premises and equipment, net	28,466			25,098
Other assets	57,409			42,746
	$2,765,341			$2,402,067

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,052,291	545	.21	$931,416	493	.21
Time deposits	326,701	1,581	1.96	282,362	1,417	2.04
Total interest-bearing deposits	1,378,992	2,126	.63	1,213,778	1,910	.64
Short-term borrowings	99,766	81	.33	58,129	50	.35
Long-term debt	377,798	2,045	2.20	292,444	1,637	2.27
Total interest-bearing liabilities	1,856,556	4,252	.93	1,564,351	3,597	.93
Checking deposits	649,692			608,138
Other liabilities	23,114			16,929
	2,529,362			2,189,418
Stockholders' equity	235,979			212,649
	$2,765,341			$2,402,067

Net interest income (1)		$19,556			$17,779
Net interest spread (1)			2.63%			2.74%
Net interest margin (1)			2.91%			3.05%

(1)   Tax-equivalent basis.  Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income.  The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented, based on a Federal income tax rate of 34%.

Forward Looking Information

  This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this report, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2015.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 11, 2015, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.